Exhibit 99.1

Press Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	September 30, 2008
949-250-7781

CALC Announces Completion of Amendments to $210 Million Credit Facilities

• Updates Home Sales Activities at Brightwater

IRVINE, California -- California Coastal Communities, Inc. (NASDAQ:CALC) announced today that it has completed amendments to its $210 million of credit facilities with two bank syndicates managed by KeyBank.  The amendments defer $25 million of debt payments which were due at the end of 2008 until future periods and preserve an additional $75 million of borrowing capacity between now and September 2009 by deferring loan amortization and commitment reductions.  As a result, only $ 1.0 million of mandatory principal payments will be due by year-end, which the Company expects to satisfy with proceeds from pending home sale escrows. This allows the Company greater flexibility to repay the debt and finance construction based on a schedule that reflects current projections for home sales at Brightwater. The amendments to the revolving credit agreement also provide the Company with an option to extend the maturity date from September 15, 2009 to June 30, 2010, provided that the Company is in compliance with its financial covenants for the year ending December 31, 2008.

“We appreciate the continued support of our lenders as we continue to develop our Brightwater project, which is one of the last new-home communities to be built along the coast of Southern California.  Based on our current business plan, these amendments provide the flexibility we need to operate effectively in the current environment,” stated Raymond J. Pacini, the Company’s Chief Executive Officer.

The amendments also modified certain financial covenants to accommodate the Company’s business plan.  In exchange for the additional flexibility, the Company will pay higher interest rates on both its revolving credit line and term loan.  The Company also agreed to additional financial covenants related to minimum liquidity, minimum quarterly sales requirements and limitations on the construction of spec homes.

Alvarez & Marsal Securities, LLC served as exclusive financial advisor to the Company in connection with the amendment process.

The Company also announced that it delivered seven homes at Brightwater at an average price of $1.4 million during the third quarter, including four Cliffs homes and one Breakers home, which are the larger products at Brightwater.  The Company has delivered 16 homes year-to-date at Brightwater and 25 homes project-to-date.  The Company generated six net sales orders at Brightwater since the quarter ended June 30, 2008, resulting in 28 net sales orders year-to-date and 37 project-to-date.  Current backlog at Brightwater is 12 homes with an aggregate sales value of $28.4 million.

“We are encouraged by the number of buyers that our unique coastal location has continued to attract, despite the continuing challenges in the homebuilding industry and the ongoing turmoil in the credit markets,” Pacini stated.  “Our buyers are purchasing now because they recognize the intrinsic long-term value of coastal residential properties.”

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Hearthside Homes, Inc. which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Brightwater represents one of the last opportunities to develop a master planned community on the Southern California coast.  Hearthside Homes is building all of the homes at Brightwater and has delivered over 2,100 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contain forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s business, financial and operating plans, objectives, goals, expectations and intentions; the Company’s residential development plans; and any other statements contained herein that are not historical facts.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Other risks are discussed in the Company’s filings with the Securities and Exchange Commission.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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